Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS 2021 FOURTH-QUARTER AND FULL-YEAR RESULTS
•Delivers outstanding 2021 results with record in-park spending
•Well positioned to reinstate a quarterly cash distribution by the third quarter of 2022
•2022 outlook reflects management's confidence in Cedar Fair's strong momentum and resilient business model
SANDUSKY, Ohio (Feb. 16, 2022) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced its 2021 fourth-quarter and full-year results, ended Dec. 31, 2021.
Highlights
(Note: To offer more informative comparisons, highlights for 2021 below are compared to 2019. During 2021, the Company’s parks had 1,765 operating days compared to 2,224 operating days in 2019.)

•Net revenues for 2021 totaled $1.34 billion compared with $1.47 billion for 2019, driven by:
◦Attendance that approximated 70% of 2019 levels (85% on a comparable operating day basis) (1);
◦Record in-park per capita spending of $62.03, representing a 28% increase over 2019 in-park per capita spending of $48.32, with double-digit increases across all key revenue categories; and
◦Out-of-park revenues of $168 million, which was comparable to 2019 levels.
•Net loss and Adjusted EBITDA(2) for 2021 totaled $49 million and $325 million, respectively, compared with net income of $172 million and Adjusted EBITDA of $505 million for 2019.
•Through early February, sales of 2022 season passes and all-season products are pacing ahead of the then-record pace set for the sale of 2020 season pass products.

(1) For additional information regarding statistics on a comparable same-day basis, including how the Company defines and uses these measures, see the attached Key Operational Measures table and related footnotes.

(2) For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.

“We are extremely pleased with our 2021 results, particularly given the level of uncertainty with which we entered the year and the ongoing headwinds of the pandemic,” said Cedar Fair President and CEO Richard A. Zimmerman. “Our key strategic initiatives focused on broadening and enhancing the guest experience are clearly resonating with consumers. As a result, we produced revenues over the second half of 2021 that outpaced the record
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

revenues of the comparable six-month period in 2019 by 14%, an increase of more than $130 million. Our outstanding performance is a testament to the agility and insight of our talented team as they overcame unprecedented challenges of 2021.”
“Our strong 2021 performance gives us the financial flexibility to continue rapidly deleveraging our balance sheet while investing in high-return organic initiatives,” continued Zimmerman. “In fact, with a strengthened balance sheet, we’re increasingly confident that Cedar Fair will be able to reinitiate a unitholder distribution by the third quarter of 2022, if not sooner. The Cedar Fair Board and management team are focused on extending our track-record of enhancing value for unitholders, and we are confident we are taking the right steps to achieve that objective.”
Results of Full-Year 2021 Compared to Full-Year 2020
The coronavirus pandemic had a material impact on park operations in both 2021 and 2020. All but one of Cedar Fair’s parks opened for the 2021 season on various dates in May. Canada’s Wonderland, which remained closed through the entire first half of the year due to local COVID-19 restrictions, reopened for the first time on July 5, 2021, under capacity limitations. In 2020, full-park operations of Knott’s Berry Farm, as well as abbreviated operations of the two Schlitterbahn water parks, had begun prior to the suspension of all park operations on March 14, 2020. The Company was able to resume partial operations at eight of its 13 properties beginning in mid-June 2020, while two additional parks reopened on weekends in November and December of 2020. Given the effects of the coronavirus pandemic and disruption of park operations during 2020, results for 2021 and 2020 are not directly comparable.
By direct comparison, operating days in 2021 totaled 1,765 compared to 487 operating days in 2020.
For the year ended Dec. 31, 2021, net revenues totaled $1.34 billion versus $182 million for 2020. The increase in net revenues was attributable to a 1,278 operating day increase in 2021, resulting in a 16.9 million-visit increase in attendance and a $101 million increase in out-of-park revenues, including our resort properties. In-park per capita spending in 2021 totaled a record $62.03, driven by increases in guest spending across all key revenue categories, particularly admissions, food and beverage, and extra-charge attractions.
Operating costs and expenses in 2021 totaled $1.03 billion, compared with $484 million for 2020. The $547 million increase was due primarily to an increase of operating days during 2021 versus 2020, and the related increase in variable operating costs. Depreciation and amortization expense, which is spread over planned operating days, was $149 million in 2021, down $9 million from last year due primarily to the run-out of depreciation expense on 15-year useful lived property and equipment from the Company’s 2006 acquisition of Paramount Parks. A loss on impairment of goodwill and intangibles of $104 million was recorded during 2020, which was triggered by the anticipated impacts of the COVID-19 pandemic. Including the items noted above, the Company’s operating income for 2021 totaled $148 million, compared with an operating loss of $572 million for 2020.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

Interest expense for 2021 totaled $184 million, up $33 million from last year due to incremental interest incurred on the Company’s 2025 senior notes issued in April 2020 and the Company’s 2028 senior unsecured notes issued in October 2020. The net effect of the Company’s swaps resulted in a $19 million benefit to earnings during 2021, compared with a $16 million charge to earnings in 2020. The difference reflects the change in fair market value movement in the Company’s swap portfolio. The Company recognized a loss on early debt extinguishment of $6 million in 2021 related to the full redemption of its 2024 senior notes, and it recognized a $2 million loss on early debt extinguishment in 2020 related to its 2020 refinancing events. During 2021, the Company also recognized a $6 million net charge to earnings for foreign currency gains and losses related to its U.S. dollar-denominated Canadian notes, compared with a $12 million net benefit to earnings for 2020.
For 2021, a $20 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a benefit for taxes totaling $138 million for 2020. The difference in provision for taxes in 2021 was primarily attributable to the Company’s taxable subsidiaries’ pretax income in 2021 compared to a pretax loss in 2020. During 2022, the Company expects to receive a nearly $90 million refund of taxes related to the carryback to prior years of its pretax loss reported in 2020.
Accounting for the items above, the Company reported a net loss for 2021 totaling $49 million, or $0.86 per diluted L.P. unit, which compares with a net loss of $590 million, or $10.45 per diluted LP unit, in 2020.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $325 million for 2021, compared to an Adjusted EBITDA loss of $302 million for 2020. The $627 million increase in Adjusted EBITDA reflects the impact of COVID-19-related park closures in 2020, and the related increases in attendance, in-park per capita spending, and out-of-park revenues from the reopening of parks in 2021.
Results of Full-Year 2021 Compared to Full-Year 2019
As previously noted, given the effects of the coronavirus pandemic and disruption of park operations in 2020, results for 2021 and 2020 are not directly comparable.
To provide more informative comparisons, the following information compares results for 2021 versus 2019. The parks had 1,765 total operating days in 2021 compared with 2,224 total operating days in 2019.
Net revenues for 2021 totaled $1.34 billion compared with $1.47 billion for 2019. The decrease in net revenues from 2019 levels was due to COVID-19-related park closures, operating calendar changes and capacity limitations at select parks, resulting in an 8.4-million-visit decrease in attendance for the year. The attendance shortfall was significantly offset by a 28%, or $13.71, increase in 2021 in-park per capita spending, driven by a meaningful lift across all key revenue channels. Out-of-park revenues for the year were comparable to 2019 levels, reflecting the impact of the delayed opening of the Company’s parks in 2021 until May 2021, as well as the temporary closure of two resort properties for renovations during 2021. For 2021, attendance totaled 19.5 million guests, or
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

approximately 70% of reported 2019 levels, driven by season passholder and general admission attendance, offset in part by an expected slower recovery in group sales attendance, fewer operating days, and capacity limitations at certain parks, including Canada’s Wonderland.
Operating costs and expenses in 2021 increased to $1.03 billion, up $40 million from 2019. The increase was the result of a $56 million increase in operating expenses, offset by a $14 million decrease in costs of goods sold and a $3 million decrease in SG&A expense. The $56 million increase in operating expenses was largely attributable to higher seasonal labor costs resulting from rising wage rates, offset in part by a reduction in seasonal labor hours compared with 2019, as well as higher full-time wages due primarily to an increase in headcount. The decrease in cost of goods sold was attributable to fewer operating days in 2021. Cost of goods sold as a percentage of food, merchandise, and games revenue in 2021 was comparable to 2019. The decrease in SG&A expense was primarily due to lower advertising expense, the result of a more efficient marketing program and fewer operating days, offset by an increase in full-time wages, including higher incentive plan expense. Depreciation and amortization expense in 2021 decreased $22 million from 2019 due primarily to the run-out of depreciation expense on 15-year useful lived property and equipment from the Company’s 2006 acquisition of Paramount Parks, as well as the change in estimated useful life of certain park assets in 2019. Including the items noted above, the Company’s operating income for 2021 totaled $148 million, compared with operating income of $309 million for 2019.
Interest expense for 2021 increased $84 million from 2019, due to incremental interest incurred on the Company’s 2025 and 2028 senior notes issued in 2020. The net effect of the Company’s swaps resulted in a $19 million benefit to earnings during 2021, compared with a $17 million charge to earnings in 2019. The difference reflects the change in fair market value movement in the Company’s swap portfolio. The Company recognized a loss on early debt extinguishment of $6 million in 2021 related to the full redemption of its 2024 senior notes. During 2021, the Company also recognized a $6 million net charge to earnings for foreign currency gains and losses related to its U.S. dollar-denominated Canadian notes, compared with a $21 million net benefit to earnings in 2019.
For 2021, a $20 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a provision for taxes of $43 million in 2019. The difference in provision for taxes in the current year was attributable to a decrease in pretax income from the Company’s taxable subsidiaries during 2021.
Accounting for the items above, net loss for 2021 totaled $49 million, or $0.86 per diluted L.P. unit, compared with net income of $172 million, or $3.03 per diluted LP unit, for 2019.
Adjusted EBITDA for 2021 totaled $325 million compared with $505 million for 2019. The $180 million decrease was the result of an 8.4-million-visit decrease in attendance due to the postponed opening of the Company’s parks for the 2021 operating season, other COVID-19-related operating calendar changes, mandated capacity restrictions at Canada’s Wonderland in the second half of the year, and significantly higher labor costs in 2021.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

Balance Sheet and Liquidity Update
Deferred revenues as of Dec. 31, 2021, including non-current deferred revenue, totaled $198 million, representing an increase of $37 million, or 23%, when compared to deferred revenues at Dec. 31, 2019. As of Dec. 31, 2021, the Company had cash on hand of $61 million and $359 million available under its revolving credit facility, net of $16 million of letters of credit, for total liquidity of $420 million. This compares to $442 million of total liquidity at the end of 2019. Net debt at as of Dec. 31, 2021, calculated as total debt of $2.564 billion less cash and cash equivalents of $61 million, was $2.503 billion. This total factors in the early redemption of the Company’s outstanding 5.375% notes due in June 2024, which had an aggregate principal amount of $450 million.
Outlook
“After successfully maneuvering through the most unpredictable environment in the Company’s history, I have never been more confident in the team’s ability to continue to successfully execute regardless of the challenges we face,” said Zimmerman. “While we anticipate the labor market will remain challenging for the foreseeable future, the intelligent pricing and labor rate management strategies we activated position us to mitigate these headwinds and continue delivering unforgettable experiences for our guests.”
Zimmerman added, “We are focused on continuing to advance our strategic initiatives in 2022, including investing more than $200 million in new attractions and entertainment offerings, as well as the completion of several resort renovation projects that were delayed over the last two years. With a strong balance sheet, we also maintain the flexibility to continue to expand our park offerings and develop new revenue centers, and technology enhancements, such as cashless parks, touch-free transactions, and labor management tools, all aimed at improving the guest experience and creating a more nimble, efficient, and cost-effective operating model. We are confident that we have a strong foundation for the future and are well positioned to deliver exceptional performance for our team, guests and unitholders in 2022.”
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Feb. 16, 2022, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Feb. 16, 2021, until 11:59 p.m. ET, Wednesday, Feb. 23, 2021. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID: 3720518.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, including the timing of any debt paydown or payment of partnership distributions, or that the Company's growth strategies will achieve the targeted results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the timing of any debt paydown or payment of partnership distributions, and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net revenues:
Admissions	$193,950	$7,124	$674,799	$67,852
Food, merchandise and games	105,703	19,652	432,513	76,921
Accommodations, extra-charge products and other	51,283	7,101	230,907	36,782
	350,936	33,877	1,338,219	181,555
Costs and expenses:
Cost of food, merchandise and games revenues	27,028	7,963	112,466	27,991
Operating expenses	202,717	73,613	698,242	347,782
Selling, general and administrative	51,479	31,437	219,758	108,118
Depreciation and amortization	35,897	30,102	148,803	157,549
Loss on impairment / retirement of fixed assets, net	4,613	(395)	10,486	8,135
Loss on impairment of goodwill and other intangibles	—	—	—	103,999
Loss (gain) on other assets	131	—	129	(11)
	321,865	142,720	1,189,884	753,563
Operating income (loss)	29,071	(108,843)	148,335	(572,008)
Interest expense	47,661	46,328	184,032	150,669
Net effect of swaps	(8,418)	(3,931)	(19,000)	15,849
Loss on early debt extinguishment	5,905	249	5,909	2,262
Loss (gain) on foreign currency	7,918	(24,167)	6,177	(12,183)
Other expense (income)	48	(110)	(300)	(447)
Loss before taxes	(24,043)	(127,212)	(28,483)	(728,158)
Provision (benefit) for taxes	3,176	(21,759)	20,035	(137,915)
Net loss	(27,219)	(105,453)	(48,518)	(590,243)
Net loss allocated to general partner	—	(1)	—	(6)
Net loss allocated to limited partners	$(27,219)	$(105,452)	$(48,518)	$(590,237)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$61,119	$376,736
Total assets	$2,313,020	$2,693,412
Long-term debt, including current maturities:
Term debt	$258,391	$255,025
Notes	2,260,545	2,699,219
	$2,518,936	$2,954,244
Total partners' deficit	$(698,488)	$(666,437)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended			Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2021	December 31, 2020	December 31, 2019
Net (loss) income	$(27,219)	$(105,453)	$2,785	$(48,518)	$(590,243)	$172,365
Interest expense	47,661	46,328	28,550	184,032	150,669	100,364
Interest income	(28)	(11)	(912)	(94)	(460)	(2,033)
Provision (benefit) for taxes	3,176	(21,759)	(717)	20,035	(137,915)	42,789
Depreciation and amortization	35,897	30,102	32,628	148,803	157,549	170,456
EBITDA	59,487	(50,793)	62,334	304,258	(420,400)	483,941
Loss on early debt extinguishment	5,905	249	—	5,909	2,262	—
Net effect of swaps	(8,418)	(3,931)	(4,536)	(19,000)	15,849	16,532
Non-cash foreign currency loss (gain)	7,920	(24,138)	(8,533)	6,255	(12,011)	(21,061)
Non-cash equity compensation expense	3,521	1,633	3,674	15,431	(209)	12,434
Loss on impairment/retirement of fixed assets, net	4,613	(395)	1,150	10,486	8,135	4,931
Loss on impairment of goodwill and other intangibles	—	—	—	—	103,999	—
Loss (gain) on other assets	131	—	—	129	(11)	(617)
Acquisition-related costs	—	—	(76)	—	16	7,162
Other (1)	16	176	569	1,173	359	1,351
Adjusted EBITDA (2)	$73,175	$(77,199)	$54,582	$324,641	$(302,011)	$504,673

(1)    Consists of certain costs as defined in the Company's Fifth Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Fifth Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2022

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended			Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2021	December 31, 2020	December 31, 2019
Attendance (2)	5,320	315	5,074	19,498	2,595	27,938
In-park per capita spending (1)	$61.42	$45.59	$46.44	$62.03	$46.38	$48.32
Out-of-park revenues (1)	$33,924	$20,670	$28,256	$167,978	$67,375	$168,708
Operating days	384	44	362	1,765	487	2,224
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Twelve months ended
(In thousands)	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2021	December 31, 2020	December 31, 2019
In-park revenues	$326,826	$14,362	$235,663	$1,209,505	$120,370	$1,349,903
Out-of-park revenues	33,924	20,670	28,256	167,978	67,375	168,708
Concessionaire remittance	(9,814)	(1,155)	(6,673)	(39,264)	(6,190)	(43,686)
Net revenues	$350,936	$33,877	$257,246	$1,338,219	$181,555	$1,474,925
(2)    On a comparable same-day basis, we excluded 0.3 million visits for the year ended December 31, 2021 to exclude the results of the Schlitterbahn parks which were acquired on July 1, 2019. We also excluded 5.3 million visits for the year ended December 31, 2019 to exclude the results of 2019 operating days without equivalent 2021 operating days. This supplemental comparison was used by management for operational decisions during 2021. We believe this supplemental key operational measure provides a more meaningful measure of demand on an annual basis due to the material variances in operating days between years.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233